Exhibit 2.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) dated 7 July 2026 is made by and among:

(1)	European Investment Bank, created pursuant to the Treaty on the Functioning of the European Union, whose registered office is located 100 boulevard Konrad Adenauer, L-2950 Luxembourg, Grand-Duchy of Luxembourg (the “EIB”);

(2)	Stereotaxis, Inc., a Delaware corporation (the “Purchaser”);

(3)	Philippe Bencteux, a French citizen, born on [***], residing at [***]; and

(4)	Supernova Invest, a French société par actions simplifiée having its registered office located at 97, rue Saint-Lazare, 75009, Paris, registered with the Trade and Companies Registy of Paris under number 828 628 586 (“Supernova”, and with Philippe Bencteux, the “Sellers Representatives”);

Reference is made to the share sale agreement relating to Robocath SAS (515 353 316 RCS Rouen) (the “Company”) dated April 14 2026 (the “Share Sale Agreement”).

Capitalized terms used herein which are not defined shall have the meanings ascribed to them in the Share Sale Agreement.

Whereas, the EIB has reviewed the provisions of the Share Sale Agreement and desires to (a) sell, assign, transfer, convey, and deliver its Sold Securities to the Purchaser, and the Purchaser desires to purchase, acquire, and accept from the EIB, all right, title and interest in and to its Sold Securities, free and clear of all Encumbrances, in consideration of the payment of the applicable portion of the Purchase Price in Purchaser Common Stock and/or Purchaser Warrants, subject to the terms and conditions of the Share Sale Agreement and this Joinder Agreement, and (b) become a Seller thereunder; and

Whereas, the EIB agrees to become a party to the Share Sale Agreement in accordance with the terms and conditions set forth herein.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1	Agreement to be Bound

Notwithstanding any other provision to the contrary in the Share Sale Agreement, on the date hereof, the EIB shall become a party to the Share Sale Agreement as a Seller and, as a result, shall benefit from all the rights and be subject to all the obligations of a Seller as if it had been an original party to the Share Sale Agreement as a Seller subject, however, to the terms and conditions set forth in this Joinder Agreement (the “Joinder”).

2	Prevalence of the EIB Term Sheet

In the event of any of any conflict, ambiguity, or discrepancy between the provisions of the term sheet entitled “Proposed terms and conditions for EIB loan conversion into Equity subject to approval” attached as Exhibit 7.2(e) to the Share Sale Agreement (the “EIB Term Sheet”) and the provision of the Share Sale Agreement, the provisions of the EIB Term Sheet shall prevail between the Parties, subject however, to the provisions of (i) this Joinder Agreement, (ii) the Purchaser Warrants Agreement attached as Exhibit 1.2(b) to the Share Sale Agreement, (iii) the Resale Organization Agreement attached as Exhibit 6.11 to the Share Sale Agreement which shall prevail over the EIB Term Sheet.

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3	Purchase and Sale

3.1	Notwithstanding any other provision to the contrary in the Share Sale Agreement, and in particular notwithstanding Section 1.2 (b) (Total Consideration) of the Share Sale Agreement, all Purchaser Common Stock otherwise issuable to EIB pursuant to the Share Sale Agreement (whether as Upfront Stock Consideration, Regulatory Milestone Consideration or Commercial Milestones Consideration if any) shall be issued in the form of Purchaser Warrants to purchase Purchaser Common Stock, without any requirement for the EIB to deliver any election notice or to take any further action in this respect.

3.2	For the avoidance of doubt, the execution and delivery of this Joinder Agreement shall constitute the valid election referred to in Section 1.2(b) (Total Consideration) of the Share Sale Agreement with respect to EIB.

3.3	Notwithstanding anything to the contrary in the Share Sale Agreement, and in particular notwithstanding Section 2.2(b)(vii) (Deliveries by the Sellers Representatives) of the Share Sale Agreement, the Consideration Allocation Spreadsheet may be amended from time to time, subject to the prior written approval of each Seller, including the prior written consent of EIB, provided that (i) the Purchaser is notified in writing of any such modification no later than two (2) Business Days prior to the applicable payment date under the Share Sale Agreement (including the Closing Date, the Regulatory Earnout Payment Date and each Commercial Earnout Payment Date, as applicable) and (ii) any such modification shall be made under the sole and exclusive responsibility of the Sellers and the Purchaser shall incur no liability whatsoever with respect to the allocation of the Purchase Price made based on the Consideration Allocation Spreadsheet as so amended.

4	Representations and Warranties of the EIB

Notwithstanding any other provision to the contrary in the Share Sale Agreement, the EIB shall make no representation or warranty, express or implied, to the Purchaser or any other party, other than the representations and warranties expressly set out in Section 4 (Representations and Warranties of Sellers) of the Share Sale Agreement, as a Seller. The EIB confirms that it is a Regulation S Seller under Section 4.6(g) of the Share Sale Agreement.

5	Indemnification Obligations – Undertakings and Covenants

5.1	The EIB shall not be subject to the following indemnification obligations set out in the Share Sale Agreement, which shall only be borne by the other Sellers:

(a)	under Section 1.2 (Total Consideration) of the Share Sale Agreement, provided that the EIB agrees that the Purchaser will incur no liability whatsoever with respect to the allocation of the Purchase Price made based on the Consideration Allocation Spreadsheet;

(b)	under Section 6.5 (Tax Matters) of the Share Sale Agreement;

(c)	under Section 8.2 (Indemnification) of the Share Sale Agreement, except in relation to (i) the representations and warranties made by the EIB as a Seller (subject to the limitations set forth herein) under Article IV (Representations and Warranties of the Sellers) on an individual but not joint basis, which shall be the only representations and warranties made by the EIB under the Share Sale Agreement and (ii) the covenants or agreements made by the EIB as a Seller (subject to the limitations set forth herein) on an individual but not joint basis;

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(d)	under Section 9.2(b) (Breakup Fee) of the Share Sale Agreement unless the EIB has breached Section 6.9 of the Share Sale Agreement only to the extent of its own actions.

5.2	The EIB shall not be bound by the following undertakings and covenants set out in the Share Sale Agreement, which shall only be borne by the other Sellers:

(a)	any undertaking to procure or cause the Company to take or refrain from taking any action, or any other similar undertaking;

(b)	under Section 6.8 (Non-Solicit) of the Share Sale Agreement;

(c)	under Section 6.9 (Exclusivity) of the Share Sale Agreement, which shall be applicable to the EIB only to the extent of its own actions.

5.3	For the avoidance of doubt, the liability of the EIB under this Joinder and the Share Sale Agreement shall in all cases be limited to its own representations, warranties, undertakings and covenants as set out in this paragraph 5, and the EIB shall have no liability whatsoever in respect of any representation, warranty, undertaking, covenant or other obligation of any other Seller and/or of the Company.

6	Sellers Representatives

The provisions of Section 8.9 (Sellers Representatives) of the Share Sale Agreement shall apply to the EIB subject, however, to the following terms and conditions:

(d)	the Sellers Representatives shall not, without the prior written consent of the EIB, take any action, defend and/or settle any claim, give and receive any notice or take any additional action on behalf of the EIB, where such an action, defense, settlement and/or notice shall or is reasonably likely to have an adverse impact for the EIB and any such action, defense, settlement and/or notice in breach of such provision shall not be binding upon the EIB;

(e)	in particular, the Sellers Representatives shall not, without the prior written consent of the EIB, accept any deduction from or set-off against, the portion of the Purchase Price (including any Earn-Out Consideration) payable to the EIB under the Share Sale Agreement;

(f)	the EIB shall not be subject to the indemnification obligations set out in Section 8.9(c) of the Share Sale Agreement, which shall only be borne by the other Sellers; and

(g)	the Sellers Representatives shall promptly provide the EIB with a copy of any notice, document, action or communication given or received by the Sellers Representatives in their capacity as such.

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7	Notice

For the purpose of Section 10.5 (Notice) of the Share Sale Agreement, all communications to the EIB shall be given at the following address (or at such other address as shall be specified by the EIB by like notice):

European Investment Bank

100 boulevard Konrad Adenauer

L-2950 Luxembourg, Grand-Duchy of Luxembourg

Attn: [***]

E-mail: [***]

with a copy to (which shall not constitute notice):

Linklaters LLP

25, rue de Marignan,

75008 Paris, France

Attn: [***]

E-mail: [***]

8	Confidentiality

Notwithstanding the provisions of Section 6.7 (Confidentiality) of the Share Sale Agreement, the EIB shall have the right to disclose information relating to the other Parties, the Company, the Transaction Documents and the Transactions (for information purposes only and on a non-reliance basis) as follows:

(a)	to the EIB’s potential successors and permitted assignees;

(b)	to the EIB’s Affiliates, directors, officers, employees, professional advisers, auditors and regulators or parties having an analogous contractual relationship with the EIB;

(c)	if required by law or regulation, in accordance with any treaty or document of a similar nature binding on the EIB or pursuant to any agreement to which the EIB is a party which implements such law, regulation, treaty or binding document of a similar nature or pursuant to the rules of any relevant stock exchange;

(d)	to the members of the EIB Group, any European Union authorities and institutions, including the European Commission, the European Court of Auditors, the European Public Prosecutor’s Office (EPPO) and/or the European Anti-Fraud Office (OLAF);

(e)	to Member States of the European Union (including their representatives) or committees set up by the European Commission and/or Member States under any mandate under which the EIB operates, in order to obtain any opinion, consent, or waiver required in connection with any Transaction Document, or the Transactions contemplated therein;

(f)	to whom information is required or requested to be disclosed by any court of competent jurisdiction for the purposes of any litigation, arbitration or other investigations, proceedings or disputes or any governmental, banking, taxation or other regulatory authority or similar body, or by any equivalent body of the European Union or of any of its Member States;

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(g)	in order to protect its interests in the course of any legal or arbitration proceedings to which the EIB is a party;

(h)	to any person in connection with any court or arbitral proceedings in respect of a dispute or claim to which it is a party in respect of any Transaction Document but only to the extent required by the relevant court or arbitral tribunal and/or to the extent necessary to assert or protect its rights before such court or tribunal;

(i)	in accordance with the EIB’s Transparency Policy and Anti-fraud Policy (as published on the EIB’s website); or

(j)	to any other person not listed above, with the Purchaser and Sellers Representatives’ prior written consent.

9	Assignment

Notwithstanding the provisions of Section 10.13 (Assignment) of the Share Sale Agreement, the EIB shall have the right to assign all of part of its rights under the Share Sale Agreement or this Joinder to any of its Affiliates.

10	Additional representations and warranties of the Purchaser

10.1	As a material inducement to the EIB to enter into this Joinder Agreement and to consummate the Transactions, the Purchaser represents and warrants to the EIB with respect to the Purchaser that the representations and warranties set forth in this paragraph 9 10 are true and accurate as at the date hereof and as of the Closing Date:

(i)	the source of funds for the purchase of the Sold Securities pursuant to the Share Sale Agreement will not represent proceeds derived from any activities violating any applicable Sanctions;

(ii)	neither the Purchaser, nor to the Purchaser’s knowledge, any of its beneficial owners: (a) are subject to any Sanctions; or (b) has been notified that it is under investigation by any Governmental Authority for money laundering, bribery, corruption and other related financial crimes or violations of any Sanctions;

(iii)	the Purchaser is not established or incorporated in a Non-Compliant Jurisdiction; and

(iv)	the monies used to fund the investment in the Sold Securities pursuant to this agreement have not been or will not be derived from or related to any illegal activities, including but not limited to, money laundering activities and the proceeds from the Purchaser’s investment in the Sold Securities will not be used to finance any illegal activities.

10.2	For the purposes of paragraph 10.1:

“Governmental Authority” means any government, federal, state, municipality, regional or local authority, body or official;

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“Non-Compliant Jurisdiction” means a jurisdiction (1) listed in the Annex I of the European Council conclusions on the revised EU list of non-cooperative jurisdictions for tax purposes, or (2) included in the OECD/G20 list of jurisdictions that have not satisfactorily implemented the tax transparency standards, or (3) listed in the Annex of the Commission Delegated Regulation (EU) 2016/1675 of 14 July 2016 supplementing Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015 (on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended by Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018, and as further amended, supplemented or restated) by identifying high-risk third countries with strategic deficiencies, or (4) rated as “partially compliant” or “non-compliant”, including corresponding provisional ratings, by the Organisation for Economic Cooperation and Development and its Global Forum on Transparency and Exchange of Information for Tax Purposes against the international standard on exchange of information on request, or (5) included in the Financial Action Task Force statement “High risk Jurisdictions subject to a Call for Action”, or (6) included in the Financial Action Task Force statement “Jurisdictions under Increased Monitoring”, in each case as such statement, list, directive or annex may be amended and/or supplemented from time to time; and

“Sanctions” means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented or enforced from time to time by any of (i) the United Nations, including, inter alia, the United Nations Security Council, (ii) the European Union, including, inter alia, the Council of the European Union and the European Commission, and any other competent bodies/institutions or agencies of the European Union, (iii) the government of the United States of America and any department, division, agency, or office thereof, including, inter alia, the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of State and/or the United States Department of Commerce, and (iv) the government of the United Kingdom, and any department, division, agency, office or authority, including, inter alia, the Office of Financial Sanctions Implementation of His Majesty’s Treasury and the Department for International Trade of the United Kingdom.

EIB’s obligations under this Joinder Agreement are conditional upon the Purchaser’s representations and warranties set out in this paragraph 10 being true and accurate and as of the date hereof and as of the Closing Date.

10.3	Upon issuance, the Purchaser Warrants issued as Upfront Stock Consideration or in respect of Earnout Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Encumbrances, other than restrictions on transfer imposed by state and federal securities Laws or the Resale Organization Agreement. The shares of Purchaser Common Stock issuable pursuant to the Purchaser Warrants have been duly authorized, and, assuming the due exercise of, including payment of the exercise price under, will, upon issuance, be validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Encumbrances, other than restrictions on transfer imposed by state and federal securities Laws or the Resale Organization Agreement.

11	NYSE American Listing

Purchaser shall use its reasonable best efforts to cause any shares of Purchaser Common Stock issued upon exercise of the Purchaser Warrants to be approved for supplementary listing on the NYSE American promptly following the date of such issuance, unless such shares have already been approved for supplementary listing on the NYSE American. Venue and Jurisdiction

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Notwithstanding Section 10.10 (Venue and Jurisdiction) of the Share Sale Agreement, any Proceeding or other legal action relating to this Joinder Agreement or the enforcement of any provision hereof must be brought or otherwise commenced in the Court of Chancery of the State of Delaware; provided further that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each Party:

(i)	expressly and irrevocably consents and submits to the exclusive jurisdiction of the aforesaid courts in connection with any such Proceeding;

(ii)	agrees that each state and federal court located in the State of Delaware will be deemed to be a convenient forum; and

(iii)	agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT TO THIS AGREEMENT. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) MAKES THIS WAIVER VOLUNTARILY; AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

12	Miscellaneous

The provisions of Sections 9.1 (Termination), 9.2 (Effect of Termination), 10.5 (Notice), 10.6 (Counterparts), 10.8 (Severability), 10.9 (Governing Law) and 10.12 (Enforcement), of the Share Sale Agreement shall be incorporated by reference herein and apply mutatis mutandis, as if stated in full herein.

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IN WITNESS WHEREOF, each of the parties hereto have executed this Joinder Agreement as of the date first written above.

/s/ Steve Wagner
European Investment Bank
Represented by Steve WAGNER

/s/ Nona Catalina Cernov-Vivirschi
European Investment Bank
Represented by Nona Catalina CERNOV- VIVIRSCHI

/s/ Philippe Bencteux
Philippe Bencteux

/s/ Pierre-Emmanuel Struyven
Supernova Invest
Represented by Pierre-Emmanuel Struyven

/s/ David Fischel
Stereotaxis
Represented by David Fischel

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